Exhibit 10.4

STOCKHOLDERS AGREEMENT

Dated as of November 2, 2007

By and Among

GRAMERCY CAPITAL CORP.,

SSF III GEMINI, LP

and

SL GREEN OPERATING PARTNERSHIP, L.P.

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of November 2, 2007, by and among Gramercy Capital Corp., a Maryland corporation (the “Company”), SSF III Gemini, LP, a Delaware limited partnership (“SSF”) and SL Green Operating Partnership, L.P., a Delaware limited partnership (“SLG”).  The parties hereto and any other Person that shall hereafter acquire shares of the Common Stock (as hereinafter defined) pursuant to the provisions of and subject to this Agreement are referred to herein individually as a “Stockholder” and collectively as “Stockholders.”

WITNESSETH:

WHEREAS, the Company has entered into a subscription agreement, dated as of November 2, 2007 (the “Subscription Agreement”), with SSF, pursuant to which, inter alia, the Company agreed to issue and sell, and SSF agreed to purchase, for a purchase price of $26.25 per share (the “SSF Purchase Price”), 3,809,524 shares of Common Stock, for an aggregate purchase price, of  $100,000,005.

WHEREAS, concurrently with the execution of this Agreement, the Company and SSF will enter into a registration rights agreement, dated as of the date hereof (the “Registration Rights Agreement”), to provide certain registration rights with respect to the Common Stock purchased by SSF pursuant to the Subscription Agreement.

WHEREAS, as of the date hereof, SLG is the record and beneficial owner of 7,624,583 shares of Common Stock.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.             Definitions  As used in this Agreement, the following terms shall have the meanings ascribed to them below:

1.1.          1934 Act.  The term “1934 Act” shall have the meaning set forth in Section 6.18 hereof.

1.2.          Affiliate.  The term “Affiliate” shall mean, when used with reference to a specified Person, (i) any Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person; (ii) any Person who, from time to time, is a member of the immediate family of a specified Person; (iii) any Person who, from time to time, is an officer or director or manager of a specified Person; or (iv) any Person who, directly or indirectly, is the beneficial owner of 50% or more of any class of equity securities or other ownership interests of the specified Person, or of which the specified Person is directly or indirectly the owner of 50% or more of any class of equity securities or other ownership interests.  For the avoidance of doubt, the Company shall not be deemed an Affiliate of SLG for purposes of this Agreement.

1.3.          Agreement.  The term “Agreement” shall have the meaning set forth in the introductory paragraph hereof.

1.4.          Board of Directors or Board.  The term “Board of Directors” or “Board” shall mean the Board of Directors of the Company in office at the applicable time as elected in accordance with the provisions of Section 2 of this Agreement.

1.5.          Bona Fide Offer.  The term “Bona Fide Offer” shall mean any bona fide arms’ length offer in writing from a Third Party or Third Parties who are not Affiliates of SLG to purchase Common Stock from SLG or a Covered Transferee of SLG.

1.6.          Business Day.  The term “Business Day” shall mean each day other than a Saturday, a Sunday or any other day on which banking institutions in the State of New York are authorized or obligated by law or executive order to be closed.  A Business Day shall be deemed to commence at 9:00a.m. (New York City time) and end at 5:00p.m. (New York City time).

1.7.          Closing Date.  The term “Closing Date” shall mean November 7, 2007.

1.8.          Common Stock.  The term “Common Stock” shall mean the common stock, par value $.001 per share, of the Company.

1.9.          Company.  The term “Company” shall have the meaning set forth in the introductory paragraph hereof.

1.10.        Confidential Information.  The term “Confidential Information” shall have the meaning set forth in Section 6.18 hereof.

1.11.        Control.  The term “Control” (including “Controlling,” “Controlled by” and “under common Control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person through the ownership of Voting Power, by contract or otherwise.

1.12.        Covered Transferee.  The term “Covered Transferee” shall mean (A) with respect to SSF, any Permitted Transferee that is a fund or client managed by a registered investment advisor affiliated with Morgan Stanley Real Estate Investing; and (B) with respect to SLG, shall mean SL Green Realty Corp. or any direct or indirect subsidiary which is Controlled by SL Green Realty Corp.

1.13.        Duly Endorsed.  The term “Duly Endorsed” shall mean (i) duly endorsed by the Person or Persons in whose name a stock certificate or certificate representing a debt security is registered or (ii) accompanied by a duly executed stock or security assignment separate from the certificate, in each case with the signature(s) thereon guaranteed by a commercial bank or trust company or a member of a national securities exchange or of the National Association of Securities Dealers, Inc.

1.14.        Notice Period.  The term “Notice Period” shall have the meaning set forth in Section 3.1(c) hereof.

1.15.        Observer.  The term “Observer” shall have the meaning set forth in Section 2.1 hereof.

1.16.        Permitted Transferee.  The term “Permitted Transferee” shall mean with respect to SSF, (i) the Company, or (ii) any Affiliate of SSF who, upon such Transfer, becomes a party to this Agreement.

1.17.        Person.  The term “Person” shall mean an individual, partnership corporation, limited liability company, joint venture, association, trust, unincorporated organization or other governmental or legal entity.

1.18.        Pledgee.  The term “Pledgee” shall mean any lender who has made a loan to SSF or any Permitted Transferee or any Affiliate thereof and to whom either SSF, any Permitted Transferee or Affiliate thereof has pledged their direct or indirect interests in any Common Stock as security for such loan.

1.19.        Registration Rights Agreement.  The term “Registration Rights Agreement” shall have the meaning set forth in the Recitals.

1.20.        Securities Act.  The term “Securities Act” shall mean the Securities Act of 1933, as amended, or any federal statute then in effect which has replaced such statute, and a reference to a particular section thereof shall be deemed to include reference to the comparable section, if any, of any such replacement federal statute.

1.21.        SLG.  The term “SLG” shall have the meaning set forth in the introductory paragraph hereof.

1.22.        SLG Shares.  The term “SLG Shares” shall mean the shares of Common Stock owned by SL Green Realty Corp. and/or any of its direct or indirect subsidiaries that are Controlled by SL Green Realty Corp. from time to time.

1.23.        SSF.  The term “SSF” shall have the meaning set forth in the introductory paragraph hereof.

1.24.        SSF Purchase Price.  The term “SSF Purchase Price” shall have the meaning set forth in the Recitals.

1.25.        Stockholder or Stockholders.  The term “Stockholder” or “Stockholders” shall have the meaning set forth in the introductory paragraph hereof.

1.26.        Subscription Agreement.  The term “Subscription Agreement” shall have the meaning set forth in the Recitals.

1.27.        Tag-Along Buyer.  The term “Tag-Along Buyer” shall have the meaning set forth in Section 3.1(a) hereof.

1.28.        Tag-Along Notice.  The term “Tag-Along Notice” shall have the meaning set forth in Section 3.1(b) hereof.

1.29.        Tag-Along Offeree.  The term “Tag-Along Offeree” shall have the meaning set forth in Section 3.1(a) hereof.

1.30.        Tag-Along Stock.  The term “Tag-Along Stock” shall have the meaning set forth in Section 3.1(a) hereof.

1.31.        Third Party.  The term “Third Party” shall mean (a) in the case of SSF, any Person other than (i) the Company, (ii) SSF, and (iii) any of their respective Affiliates, and (b) in the case of SLG, any Person other than (i) the Company, (ii) SLG, (iii) any of their respective Affiliates and (iv) any underwriter in connection with an underwritten offering of SLG Shares.

1.32.        Transfer.  The term “Transfer” shall mean any direct or indirect sale, assignment, mortgage, transfer, pledge, gift, hypothecation or other disposition or transfer of, or any act creating a trust (voting or otherwise) with respect to, stock of the Company (other than any bona fide pledge or hypothecation to a financial institution(s), in connection with any loan from such financial institution(s)).

1.33.        Voting Power.  “Voting Power” shall mean voting securities or other voting interests ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of board members or Persons performing substantially equivalent tasks and responsibilities with respect to a particular entity.

2.             Board of Directors Observation Rights.

2.1.          Until the earlier of (a) the 18 month anniversary of the Closing Date and (b) such time as SSF and its Covered Transferees no longer own a number of shares of Common Stock equal to at least 75% of the number of shares of Common Stock acquired by SSF as of the Closing Date (as adjusted for stock splits, reverse stock splits and similar transactions), SSF shall have the right to have one (1) representative who shall be an employee of Morgan Stanley or a subsidiary thereof who is reasonably acceptable to the Company, present (whether in person or by telephone) at all regularly scheduled quarterly meetings of the Board of Directors and at any meeting of the Board of Directors to consider a merger, bankruptcy or liquidation of the Company, or an acquisition by the Company of a publicly-traded company (the “Observer”).  The initial Observer shall be Hugh Macdonnell or Dipak Patel, who are  hereby deemed acceptable to the Company.  While such Observer designated pursuant to this Section 2.1 shall be entitled to participate in discussions, pose questions to, and consult with, and make proposals and furnish advice to, the Board of Directors, such Observer shall not be entitled to vote at any such meetings.  The Company shall deliver to the Observer, concurrently with the delivery to members of the Board of Directors, notices of such Board meetings, written information related thereto, written information distributed to the members of the Board in connection with such meetings and all other written information provided to members of the Board of Directors in connection with such meetings in the same manner and at the same time as distributed to the members of the Board of Directors.  Failure to deliver notice to an Observer in connection with an Observer’s right to attend any regularly scheduled quarterly or other meeting of the Board of Directors shall not, of itself, impair the validity of any action taken by the Board or such committee at such meeting.

2.2.          At each regularly quarterly scheduled meeting of the Board of Directors, the chairman of each committee of the Board shall make a presentation regarding such committee’s activities, since the previous quarterly scheduled meeting of the Board, which presentation shall include a description of all material issues discussed, and all actions taken, by such committee.  Such presentation shall be deemed satisfied by delivery of minutes of all such meetings.

3.             Tag-Along Rights.

3.1.          Tag-Along Rights Generally.

(a)           If at any time SLG and its Covered Transferees own an equal or lesser number of shares of Common Stock, in the aggregate than owned at such time by SSF and its Permitted Transferees, in the aggregate, and SLG and/or any Covered Transferee of SLG elects to sell all or a portion of the SLG Shares to a Third Party or the Company (a “Tag-Along Buyer”), then SLG shall first offer, in accordance with the provisions of this Section 3, to SSF and to each of its Permitted Transferees (for the purpose of this Section 3 only, each, a “Tag-Along Offeree”) to include, at the option of the Tag-Along Offerees, in a sale or other disposition to the Tag-Along Buyer, such number of shares of Common Stock (the “Tag-Along Stock”) as shall be determined in accordance with this Section 3.

(b)           Upon the receipt by SLG and/or a Covered Transferee of a Bona Fide Offer or offers to purchase or otherwise acquire (or if SLG and/or a Covered Transferee has otherwise agreed to Transfer) all or any portion of the SLG Shares from a Tag-Along Buyer which SLG and/or a Covered Transferee desires to accept, SLG and/or such Covered Transferee shall cause all of the material terms and conditions of the Tag-Along Buyer’s offer to be reduced to writing and shall, in a reasonable amount of time upon receipt thereof, provide a copy of such written notice of such Tag-Along Buyer’s offer (the “Tag-Along Notice”) to each of the Tag-Along Offerees in the manner set forth in Section 6.5 hereof.  The Tag-Along Notice must contain an offer by the Tag-Along Buyer to purchase or otherwise acquire shares of Tag-Along Stock from the Tag-Along Offerees according to the terms and conditions of this

Section 3 and, subject to Section 3.1(g) hereof, upon the same terms and conditions as the terms and conditions contained in the Tag-Along Buyer’s offer and shall be accompanied by a true, correct and complete copy of the Tag-Along Buyer’s offer.  The Tag-Along Notice will include a good faith estimate of the SLG expenses described in Section 3.1(d).

(c)           At any time within five (5) Business Days after its receipt of the Tag-Along Notice (the “Notice Period”), a Tag-Along Offeree may irrevocably accept the Tag-Along Buyer offer included in the Tag-Along Notice for up to such number of shares of Tag-Along Stock as is determined in accordance with Section 3.2 by furnishing written notice of such acceptance to SLG and/or the applicable Covered Transferee and such Tag-Along Buyer.  In the event that stock certificates have been issued in respect of the Tag-Along Stock for which such offer is accepted, such written notice of acceptance must be accompanied by the certificate or certificates representing the shares of Tag-Along Stock (which shall be free and clear of liens, other than those arising pursuant to the terms of this Agreement), Duly Endorsed, to be sold or otherwise disposed of pursuant to such offer by such Tag-Along Offeree, together with a limited power-of-attorney authorizing SLG to sell or otherwise dispose of such shares of stock pursuant to the terms and conditions of such Tag-Along Buyer’s offer and the terms and conditions of this Section 3.  Any change in the material terms (including price) of the Tag-Along Buyer’s offer shall trigger a new Notice Period.

(d)           SLG and/or its Covered Transferees shall not transfer any shares of Common Stock to any Tag-Along Buyer if such Tag-Along Buyer(s) decline(s) to allow the participation of the Tag-Along Offerees.  SLG, the applicable Covered Transferee and each Tag-Along Offeree transferring shares of Common Stock pursuant to this Section 3 shall pay its pro rata share (based on the number of shares of Common Stock to be sold) of the expenses incurred by SLG and the Tag-Along Offeree(s) in connection with such Transfer and shall be obligated to join on a pro rata but several basis in any indemnification or other obligations that SLG and/or such Covered Transferee agrees to provide in connection with such transfer (other than any such obligations that relate specifically to SLG, such Covered Transferee or a particular Tag-Along Offeree such as indemnification with respect to representations and warranties given by SLG, such Covered Transferee or a particular Tag-Along Offeree regarding SLG, such Covered Transferee or such Tag-Along Offeree’s title to and ownership of shares of Common Stock); provided, that neither SLG, such Covered Transferee nor a Tag-Along Offeree shall be obligated in connection with such Transfer to agree to indemnify or hold harmless the transferees with respect to an amount in excess of the net cash proceeds paid to SLG or such Tag-Along Offeree(s) in connection with such Transfer.

(e)           Notwithstanding anything to the contrary contained in this Section 3, there shall be no liability on the part of SLG and/or any Covered Transferee to any Stockholder in the event that the sale of Common Stock by SLG and/or such Covered Transferee to the Tag-Along Buyer contemplated pursuant to this Section 3 and the accompanying Tag-Along Sale is not consummated for any reason whatsoever.  Whether a sale of Company Stock by SLG and/or such Covered Transferee to the Tag-Along Buyer contemplated pursuant to this Section 3 is effected is in the sole and absolute discretion of SLG and/or the applicable Covered Transferee.

(f)            In the event the consideration to be paid in connection with a Tag-Along Sale consists of securities or assets other than cash, SLG and/or the applicable Covered Transferee shall cause the Tag-Along Buyer to make available to the Tag-Along Offerees such diligence information with respect thereto as made available to SLG, subject to the execution by each Tag-Along Offeree of a confidentiality agreement in substantially the same form as executed by SLG.

(g)           Except as set forth above, the terms and conditions of the purchase from the Tag-Along Offerees pursuant to this Section 3 shall be the same as the terms and conditions of the purchase from SLG.

3.2.          Allocation of Shares of Tag-Along Stock.  The number of shares of Common Stock that each Tag-Along Offeree shall have the right to sell pursuant to the Tag-Along Buyer’s offer shall be calculated in accordance with the following formula and shall not exceed: the product of (x) the total number of shares of Common Stock proposed to be purchased by the Tag-Along Buyer as set forth in the Tag-Along Notice (or such higher number of shares as such Tag-Along Buyer may agree to) multiplied by (y) a fraction, (1) the numerator of which shall be the total number of shares of Common Stock then owned by such Tag-Along Offeree and (2) the denominator of which shall be the total number of shares of Common Stock then owned by SLG, its Covered Transferees and all Tag-Along Offeree(s) together; provided that SSF shall have the right to allocate in its sole discretion, the number of shares so determined to be included in the Transfer to the Tag-Along Buyer, among itself and any or all of its Permitted Transferees; and provided, further, that all allocations referred to herein shall be determined in good faith by the Company in accordance with the provisions of this Section 3.  For the avoidance of doubt, the provisions of this Section 3 shall apply to all shares of Common Stock owned by SSF and its Permitted Transferees.

3.3.          Transfer Mechanics.  The purchase from the Tag-Along Offerees pursuant to this Section 3 shall be on the same terms and conditions, including any representations, warranties, covenants and, subject to Section 3.1(d), indemnities and the per share price (which shall be paid by wire transfer of immediately available funds, unless otherwise specified in the Tag-Along Notice provided to the Tag-Along Offeree) and the date of sale or other disposition, as are received by SLG and/or its Covered Transferee and stated in the Tag-Along Notice provided to the Tag-Along Offerees.  Concurrently with the consummation of the sale or other disposition of all or any portion of the SLG Shares and the Tag-Along Stock to the Tag-Along Buyer pursuant to the Tag-Along Buyer’s offer, SLG and/or the applicable Covered Transferee shall notify the Tag-Along Offerees thereof, shall remit to each Tag-Along Offeree who accepted the Tag-Along Buyer’s offer in accordance with the provisions of this Section 3 the total sales price (or other consideration with respect thereto) of the shares of Tag-Along Stock sold or otherwise disposed of pursuant thereto (together with any shares of Tag-Along Stock which are not sold or otherwise disposed of pursuant thereto), and shall furnish such other evidence of the completion and time of completion of such sale or other disposition and the terms and conditions thereof as maybe reasonably requested by the Tag-Along Offerees.  If, at the end of 60 days following the receipt of the Tag-Along Notice, SLG and/ or the applicable Covered Transferee has not completed the sale or other disposition of the SLG Shares and Tag-Along Stock in accordance with the terms and conditions of the Tag-Along Buyer’s offer, SLG and/or the applicable Covered Transferee shall return to such Tag-Along Offeree all certificates representing shares of Tag-Along Stock which such Tag-Along Offeree delivered for sale or other disposition pursuant to this Section 3, and all the restrictions on Transfer contained in this Agreement with respect to the SLG Shares shall again be in effect.

3.4.          Waiver of Tag-Along Rights.  If within five (5) Business Days following the receipt of the Tag-Along Notice, any Tag-Along Offeree has not accepted the offer contained in the Tag-Along Notice, such Tag-Along Offeree will be deemed to have waived any and all rights with respect to the sale or other disposition of Tag-Along Stock described in the Tag-Along Notice; provided, that such sale or disposition is completed on the terms set forth in the Tag-Along Notice within 60 days after the termination of the Notice Period.  Should such Transfer not be completed within 60 days following the Tag-Along Notice, then SLG and/or its Covered Transferee shall not be permitted to sell or dispose of any Common Stock without once again sending a new Tag-Along Notice to the Tag-Along Offerees, and complying with the provisions of this Section 3, as if no previous Tag-Along Notice had theretofore been sent by SLG and/or such Covered Transferee.

3.5.          Exceptions to Tag-Along Rights.  The provisions of this Section 3 shall not be applicable to any Transfer of Common Stock (a) from any Stockholder to any Permitted Transferee of such Stockholder, or from any Permitted Transferee of any Stockholder to such Stockholder, provided, that in any Transfer to a Permitted Transferee such Permitted Transferee must agree in writing to be bound by the terms and conditions of this Agreement pursuant to the provisions of Section 5 hereof to the same extent as applicable to the transferor of such Common Stock or (b) through any ordinary course brokerage transactions other than block trades.

4.             Lock-Up Agreement.   Except as provided in Section 3 hereof, SSF and each Permitted Transferee hereby agrees that for a period of six (6) months after the Closing Date, it will not, directly or indirectly (1) offer, sell, contract to sell, pledge, sell any option or contract to purchase, purchase any option or contract to sell (including without limitation any short sale), grant any option, right or warrant for the sale of or otherwise transfer or dispose of any shares of such Common Stock acquired by it pursuant to the Subscription Agreement or any securities convertible into or exercisable or exchangeable for such Common Stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such aforementioned transaction is to be settled by delivery of the Common Stock or such other securities, in cash or otherwise, or (2) publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement; provided, that SSF or any Permitted Transferee may transfer any shares of Common Stock to a Permitted Transferee, notwithstanding the foregoing restrictions, so long as the Permitted Transferee agrees to become a party to this Agreement.  Notwithstanding the foregoing, nothing in this Agreement shall be deemed to prohibit SSF or any Permitted Transferee from pledging their direct or indirect interests in any Common Stock originally acquired pursuant to the Subscription Agreement as security for a loan contracted by SSF, such Permitted Transferee or any Affiliate, or to prohibit any Pledgee thereof from exercising its rights under or in connection with such pledge.  In the event that any such Pledgee exercises its rights under a pledge, this Agreement, the Registration Rights Agreement and any continuing rights under the Subscription Agreement (including, without limitation, indemnity rights) shall immediately terminate without any further action.

5.             Additional Stockholders.

5.1.          No Transfers of shares of Common Stock may be made by SLG or any of its Covered Transferees to a Covered Transferee of SLG unless, prior to such Transfer, any such Covered Transferee (other than the Company) agrees in writing to be bound by the terms and conditions of this Agreement applicable to SLG.

5.2.          Transferee of Stockholders or the Company.  No Transfers of shares of Common Stock acquired by SSF pursuant to the Subscription Agreement may be made by SSF or any of its Permitted Transferees to a Person who is to be treated as a Permitted Transferee of SSF hereunder (other than the Company) unless, prior to such Transfer any such Transferee agrees in writing to be bound by the terms and conditions of this Agreement applicable to SSF.   Nothing in this Agreement shall be deemed to prevent or impose any restriction on the ability of SSF or its Permitted Transferees to Transfer Common Stock acquired pursuant to the Subscription Agreement to any Person after the expiration of the lock-up period described in Section 4 hereof or to require that any Affiliate of SSF to which such shares are Transferred after the expiration of such lock-up period be treated as a Permitted Transferee hereunder; provided that such Transfer is in accordance with the terms of the Subscription Agreement.

5.3.          Supplementary Agreement.  The supplementary agreement referred to in Section 5.2 above shall become effective upon its execution by the Company and the applicable Permitted Transferee, and it shall not require the signatures or the consent of the other Stockholders (or their respective Permitted Transferees).

6.             Miscellaneous.

6.1.          Permitted Transferees and Other Securities.  If SSF transfers any shares of Common Stock to a Permitted Transferee, then for purposes of Section 3 hereof, any references to a Stockholder shall also include such Permitted Transferee.

6.2.          Binding Effect.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that in the event that any Third Party becomes the owner of shares of Common Stock as a result of foreclosure or other execution on a pledge of such securities to such Third Party by SSF, such Third Party shall have no rights or obligations pursuant to Section 2 of this Agreement.

6.3.          Recapitalizations, Exchanges Affecting the Common Stock.  Except as otherwise specifically provided in Section 6.10, the provisions of this Agreement shall apply, to the full extent set forth herein, with respect to the Common Stock acquired by SSF pursuant to the Subscription Agreement and all shares of Common Stock owned by SLG and to any and all shares of stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of such Common Stock, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise.  Upon the occurrence of any of such events, amounts hereunder shall be appropriately adjusted.

6.4.          Amendments.  This Agreement may be amended only by a written instrument signed by each of the parties hereto.

6.5.          Notices.  Any notice and other communication (facsimile transmission shall not be a valid means of notice to Travelers under this Agreement) provided for herein shall be dated and in writing and shall be deemed to have been duly given when received by the party to whom such notice or other communication is directed at the following addresses:

(a)           If to the Company, to it at the following address:

Gramercy Capital Corp.
420 Lexington Avenue
New York, New York 10170
Attn: Robert R. Foley

with a copy to:

Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Attention: Larry P. Medvinsky
Facsimile: 212-878-8149

(b)           If to SSF, to it at the following address:

SSF III Gemini, LP
c/o Morgan Stanley Real Estate Special Situations Fund III, L.P.
1585 Broadway, 37th Floor
New York, NY 10035

Attention: Hugh Macdonnell

with a copy to:

Fried Frank Harris Shriver & Jacobson LLP

One New York Plaza
New York, NY 10004
Attention:  Steven G. Scheinfeld and John E. Sorkin

Facsimile: 212-859-4000

(c)           If to SLG, to it at the following address:

SL Green Realty Corp.
420 Lexington Avenue
New York, New York 10170
Attn: Gregory F. Hughes

with a copy to:

Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Attention: Larry P. Medvinsky
Facsimile: 212-878-8149

and

Greenberg Traurig, LLP

200 Park Avenue

New York, New York 10166

Attn: Judith Fryer and Kenneth Gerasimovich

Facsimile: 212-805-9203

6.6.          Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely in such State without giving effect to the conflicts of law principles thereof (other than Section 5-1401 of the New York General Obligation Law).

6.7.          Section Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

6.8.          Counterparts.  This Agreement may be executed in two or more counterparts and by facsimile or portable document format (pdf) transmission, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

6.9.          Expenses.  All legal and other costs and expenses incurred in connection with this agreement shall be paid by the Company.

6.10.        Termination.  This Agreement (other than Sections 6.5, 6.6, 6.10, 6.11, 6.12, 6.14, 6.15 and 6.18) shall terminate on the earlier of (i) the written consent of each of the parties hereto, or (ii) as to SSF (and its Permitted Transferees), when SSF (collectively with its Permitted Transferees) no longer beneficially owns or holds of record any shares of Common Stock acquired pursuant to the Subscription

Agreement (including, with respect to all Stockholders, any action in which the Company is a constituent company in a merger and in connection therewith the outstanding shares of Common Stock are converted into or exchanged for securities of another Person and/or cash or other property).

6.11.        Entire Agreement.  This Agreement together with the Subscription Agreement and the Registration Rights Agreement constitute the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein or therein.  This Agreement together with the Subscription Agreement and the Registration Rights Agreement supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

6.12.        Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

6.13.        Specific Performance.  The Company and each of the Stockholders acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party or parties would be irreparably harmed, no adequate remedy at law would exist and damages would be difficult to determine.  It is accordingly agreed that (x) in the event of a breach of any provision of this Agreement, the aggrieved party shall be entitled to specific performance of this Agreement and to enjoin any continuing breach of this Agreement (without the necessity of proving actual damages and without posting bond or other security), in addition to any other remedy to which such aggrieved party may be entitled at law or in equity, and (y) such Stockholder hereby waives the defense, in any action for specific performance or other equitable relief, that a remedy at law would be adequate.

6.14.        Consent to Jurisdiction. The Company and each Stockholder, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts located in the County of New York, State of New York for the purposes of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that it or he is not subject personally to the jurisdiction of the above-named courts, that its or his property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named court is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby agrees not to commence any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof other than before the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such claim or action to any court other than the above-named courts whether on the grounds of inconvenient forum or otherwise.  The Company and each Stockholder hereby consents to service of process in any such proceeding in any manner permitted by New York law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.5 hereof is reasonably calculated to give actual notice.

6.15.        Waiver of Right to Jury Trial.  Each of the Company and the Stockholders by its execution hereof, waives its right to a jury trial of any claim or cause of action based upon or arising out of this Agreement or any dealings between them relating to the subject matter of this transaction and the relationship that is being established.  The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including, without limitation, contract aims, tort claims, breach of duty claims, and all other common law and statutory claims.  Each of the Company and the Stockholders acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on the waiver in entering into this Agreement and that each will continue to rely on the waiver in their related future dealings.  Each of the Company and the Stockholders further warrants and represents that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  This waiver is irrevocable, meaning that it shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement or to any other documents or agreements relating to the transaction contemplated hereby.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

6.16.        Restrictive Legend.  Each of SSF and its Permitted Transferees acknowledges that each certificate representing shares of Common Stock to be owned by them and subject to this Agreement shall be stamped or otherwise imprinted with a legend in substantially the following form:

“The transfer of the Shares represented by this certificate are subject to certain restrictions as set forth in a Stockholders Agreement, dated as of November 2, 2007, by and between the Company and certain of its Stockholders, as such agreement may be amended.  A copy of such Stockholders Agreement will be furnished to any holder of this certificate upon request.”

6.17.        No Conflicting Agreement.  No Stockholder will, on or after the date of this Agreement, enter into any agreement with respect to the shares of Common Stock beneficially owned or held of record by it which conflicts with the provisions hereof.

6.18.        Confidentiality.  Except with the prior written consent of the Company (which consent may not be unreasonably withheld) and except as otherwise required by law, the listing requirements of any securities exchange on which the securities of such Stockholder are then traded or any reporting obligations under the Securities Act or the Securities Exchange Act of 1934, as amended (the “1934 Act”), each of SSF and its Permitted Transferees shall, and shall cause each of its Affiliates to, (a) hold in strict confidence all confidential, proprietary or other non-public formation or trade secrets relating to the Company or its subsidiaries or their respective assets or operations (the “Confidential Information”), and (b) not release or disclose in any manner whatsoever to any other person any such Confidential Information (including information relayed pursuant to Section 6 hereof); provided, that (i) the foregoing provisions shall not apply to any disclosure, to the extent reasonably required, to those of such Stockholder’s auditors, attorneys and other representatives who agree to be bound by the provisions of this Section 6.18, (ii) the foregoing provisions shall not apply here if such Stockholder or any of its Affiliates is compelled to disclose such Confidential Information, by judicial or administrative process or, in the reasonable opinion of its counsel, by other requirements of law (provided, that (A) if legally permissible, prior written notice of such disclosure is given to the Company, and (B) any such disclosure is limited to only that portion of the Confidential Information which such person is compelled to disclose), (iii) the term “Confidential Information” shall not include information (A) which is or becomes generally available to the public other than as a result of disclosure of such information by such Stockholder or any of its Affiliates, (B) becomes available to such Stockholder on a non-confidential basis from a source which is not, to such Stockholder’s knowledge, bound by a confidentiality or other similar agreement, or by any other legal, contractual or fiduciary obligation which prohibits disclosure of such information to the other parties hereto, or (C) which can be demonstrated to have been developed independently by the representatives of such Stockholder which representatives have not had any access to any information which would otherwise be deemed to be “Confidential Information” pursuant to the provisions of this Section 6.18, and (iv) each of SSF and its Permitted Transferees acknowledges and agrees that any information they may receive from the Company in its reports to Stockholders is confidential, proprietary ion-public in nature.

6.19.        Effectiveness of Agreement.  This Agreement shall be of no force or effect until the Closing Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written.

GRAMERCY CAPITAL CORP.,
a Maryland corporation
By:	/s/ MARC HOLLIDAY
Name: Marc Holliday
Title: Chief Executive Officer and President

SL GREEN OPERATING PARTNERSHIP, L.P.,
a Delaware limited partnership
By: SL Green Realty Corp., its General Partner
By:	/s/ ANDREW MATHIAS
Name: Andrew Mathias
Title: President

SSF III GEMINI, LP, a Delaware limited partnership
By: SSF III GEMINI GP, LLC,
its General Partner

By:	/s/ HUGH MACDONNELL
Name: Hugh MacDonnell
Title: Authorized Person

[Signature Page to Stockholders Agreement]